Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 18, 2020 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.065452 per unit, payable on March 30, 2020, to unitholders of record on February 28, 2020. Marine’s 2019 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.065452 per unit is higher than the $0.048759 per unit distributed last quarter. As compared to the previous quarter, the volume of both oil and natural gas produced has increased. The price realized for both oil and natural gas produced and included in the current distribution decreased compared to the previous quarter. This distribution is lower than the $0.079880 per unit distributed in the comparable quarter in 2019. As compared to the comparable quarter in 2019, the price realized for both oil and natural gas has decreased. The volume of oil produced and included in the current distribution has decreased while the volume of natural gas has increased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper

SVP, Royalty Trust Services

Simmons Bank, Trustee

Toll Free – 1.855.588-7839